Exhibit 99.1

News Release FOR IMMEDIATE RELEASE	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

For Information:	Leroy M. Ball, Chief Operating Officer and Chief Financial Officer
412 227 2118
BallLM@koppers.com

Koppers Completes Acquisition of Wood Preservation and Railroad

Services Businesses from Osmose

Acquisition Adds Meaningfully to Sales and Profitability, Moving Koppers

Closer to Long-Term Goals

Annual Run Rate of $12 Million for Estimated Synergies Expected to be

Realizable by the End of 2015

PITTSBURGH, August 15, 2014 – Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc. (NYSE:KOP), today announced that it has completed the acquisition of the Wood Preservation and Railroad Services businesses (collectively, the “Acquired Businesses”) of Osmose Holdings, Inc. (Osmose).

“Acquiring the two Osmose businesses is an important step in our long-term growth strategy for Koppers. The businesses fit well within our core competencies, expand both our chemicals offering and our existing railroad and utilities products and services platform, and provide additional growth opportunities as we gain leading market positions in strategic end-markets around the world, said Walt Turner, President and CEO of Koppers. “The synergies from the acquisition are expected to be at least $12 million, and we anticipate that the annual run rate will be realizable by the end of 2015. I am pleased with the opportunities that we have identified throughout the integration process, and I look forward to achieving the benefits that we will provide to our shareholders from the acquisition.”

The Wood Preservation business, now known as Koppers Performance Chemicals, is the global leader in developing, manufacturing, and marketing wood preservation chemicals and wood treatment technologies. The business has operations and sales in North America, South America, Europe, and Australasia, and accounted for approximately $350 million of the revenue for the Acquired Businesses in 2013. This business serves a diverse range of end-markets including infrastructure, residential and commercial construction, and agriculture.

The Railroad Services business, now known as Koppers Railroad Structures, is a leading provider of railroad infrastructure services, including bridge inspection, engineering, maintenance and repair, and construction services for the Class I and shortline railroads in North America. The business accounted for approximately $40 million of revenue in 2013.

The aggregate cash purchase price for the Acquired Businesses was $494.1 million, which includes $27.3 million of cash in foreign countries as well as the value of an anticipated 338(h)(10) tax election that is expected to provide cash tax savings of approximately $7 million

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annually over the next 15 years. Koppers is financing the purchase through new and existing bank debt, including a new term loan and an increase to the company’s existing revolving credit facility. Revenues for the Acquired Businesses in 2013 were approximately $390 million. Through June 30, 2014, revenues for the Acquired Businesses were up by 6% over the first six months of 2013. The synergies from the acquisition are expected to be at least $12 million, and the company anticipates the annual run rate will be realizable by the end of 2015. The acquisition is expected to add more than $400 million of sales at EBITDA margins that are expected to be above the company’s 2015 target level of 12%.

The new financing, which was completed concurrent with the closing of the acquisition, includes a $300 million Term Loan A with a five-year amortization period and a $500 million revolving credit facility that has been increased from the previous $350 million facility. Initial average borrowing rates under the new facilities are expected to be approximately 3.25%.

Barclays Capital Inc. acted as financial advisor to Koppers in regard to the transaction, and K&L Gates LLP acted as legal counsel to the company. Committed financing has been provided by PNC Bank, National Association.

About Koppers

The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, profitability and anticipated synergies, expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, Koppers may not be able to successfully integrate the wood preservatives business and/or the railroad services business of Osmose or such integration may take longer to accomplish than expected; the expected cost savings and any synergies from the Osmose acquisition may not be fully realized within the expected timeframes; disruption from the Osmose acquisition may make it more difficult to maintain relationships with clients, associates, or suppliers; general economic and business conditions, demand for Koppers goods and services, competitive conditions, interest rate and

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foreign currency rate fluctuations, availability of key raw materials and unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and subsequent filings. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

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